Exhibit 99.1

OptimizeRx Corp. Q2 2015 Earnings Conference Call August 11, 2015 4:30 PM

Operator

Good day, everyone, and welcome to the OptimizeRx Corporation Second Quarter 2015 Earnings Conference Call.

Following the initial discussions, there will be time for questions from the participants in the call. Just as a reminder, today’s conference is being recorded.

Now, for opening remarks and introductions, I would like to turn the call over to Mr. Doug Baker, Chief Financial Officer for OptimizeRx.

Doug Baker - Chief Financial Officer

Thanks, Salema, I’d like to welcome everyone today to our Second Quarter Conference Call. But before we start, I’m going to read the Safe Harbor statement.

This conference contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Act of 1934 as amended. These forward-looking statements should not be used to make an investment decision. The words estimate, possible and seeking and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements whether because of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth and contemplated by or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject that could affect our business and financial results are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, their reports available on our website and on the SEC website at sec.gov.

So with that out of the way, I’m going to hit some of the financial highlights before turning it over to our CEO, Dave Harrell, to add some detail to our progress.

For the second quarter of 2015, we reported record second quarter sales which represented an increase of 20% over the same period in 2014 and a 15% increase over the first quarter of 2015.

Our sales for the first six months were also up 18% over the same period in 2014, which generated a positive cash flow from operations of approximately $250,000 during the six months period in 2015.

Our cash balance increased to in excess of 3.6 million and our balance sheet continued to improve with working capital of approximately $3.4 million and working capital ratio of 2.5 to 1.

Excluding non-cash expenses, the first six months of 2015 generated operating income of $251,372.

I’m now going to turn it over to Dave Harrell to discuss some other highlights.

David Harrell - Chairman and Chief Executive Officer

Good afternoon everybody and thank you for taking time to allow us to give you an update. As Doug announced, we did have a successful and growing quarter. In fact, it was a record. I’d like to begin to state that it actually would have been higher had we not been informed by HealthTronics that they actually had to record changes in their work flow and that caused an interruption of our eCoupon functionality.

Estimates would have been that it would have been north of 30% in terms of growth. But beyond that, again I want to always focus on the key buckets that we’ve been – that really drive our business and let you know that we continue to expand both sides including pharmaceutical brands as well as our network.

Starting with Pharmaceutical brands, we wanted to point out a couple of highlights. Again, the market is although early stage more and more pharma companies are now inviting us out and asking us for assistance not only in eCoupon but other opportunities and as an example of our success and commitment to organizations AstraZeneca signed a two year contract extension and it significantly increased their budget to allow us to serve as their primary eCoupon franchise provider.

As you may know AstraZeneca is actually the largest pharmaceutical company in the industry and they have included now 15 of their brands for us to promote moving forward. Secondly, we are getting more and more interest from what they call specialty brands, which are either oncology or higher injectable brands and many times these have the highest co-pays and in essence we did design our first three injectable and oral oncology brands from Novartis as well as continue to expand opportunities within Bayer Pharmaceuticals to promote their diabetes franchise.

Additionally, beyond just eCoupons we are continuing to provide a little bit broader array of services with clinical messaging, campaigns as well as banner advertising for both Novartis, Shire, Janssen and Genentech, some of the leading companies in the world.

We’ve also received our first commitments and contracts from [animal health] to initiate our launch of NVA which is scheduled for September, so again, we are generating a lot of excitement in the market place and our pipeline though I won’t disclose is multi millions and hopefully waiting to be closed for new brands that have not yet come on board.

In regards to our EHR network, again, it’s twofold, we want to focus and roll out completely our full network and we have very exciting news in regards to that. Practice Fusion has now completed the roll-out to 35,000 providers, I should say prescribers, and that continues to ramp up very nice and successfully. We’ve also began to roll out this week multiple programs through NextGen so progress is being made there and we’ve expect that to fuel additional growth.

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We’ve included two other opportunities within the EHR platforms as well as individual patient portal opportunities which are in essence allowing patients to directly go in and access our savings through what they call patient portals which is access to their electronic health records.

We’ve had collaborations and implementations now scheduled for MyQuest which is part of Quest Diagnostics, Practice Fusion’s patient portal and Allscripts. So we see that as a growth opportunity as well.

Finally, we had a very significant announcement recently of Allscripts electing to go exclusively with OptimizeRx and include the launch of their upcoming Touchworks platform. Touchworks is the largest platform that Allscripts has that interfaces and serves as the EHR for many large health systems throughout the country.

Our negotiations with Allscripts and their agreement for exclusivity and expansion is really again a huge event in the market place. With the addition of Allscripts we now have exclusive delivery within over 200 EHRs which represents two thirds of our network.

Basically as we stand today, OPTIMIZEHR has now created the largest promotional network that engages more healthcare providers at point of prescribed than any other company, including promotion of our programs with now over 350 EHRs. In essence this uniquely positions us in the market place and also provides major barriers to entry.

Our third bucket is looking at expansion of our infrastructure to fully support and exploit this huge market opportunity. As mentioned both sides of our pharma and networks continue to grow, however we want to put the throttle down and really engage and bring additional resources. And that means increasing our pharmaceutical sales efforts by hiring new, key sales executives as well as account staff that will be taking place in the next 90 days as well as expand our business development efforts and operational expertise on the network side of our business to fully exploit the opportunities and grow and gain new EHR access as well as other platforms.

We will also be expanding our board and are in the process of interviewing highly seasoned executives in the industry to further add outside guidance and leadership as well as additional governance. We are also engaging in significant strategic partnerships with some of the largest healthcare companies in the world to explore and launch new opportunities to leverage our proprietary technology and grow our business.

Lastly, we recognized the need for expansion in our investor and public relations efforts which will take place in the third quarter including my attendance at the Gateway Conference in San Francisco as well as hiring a public relations firm to help us get the word out of our growth and significant opportunity ahead.

So with that, I would like to open up and take any questions from the group.

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Question-and-Answer Session

Operator

[Operator Instructions] Our first question comes from the line of Brian Murphy with Merriman Capital.

Brian Murphy - Merriman Capital

Hi, thanks for taking my question. Dave, I was hoping you could help us kind of size up the market opportunity that you see here and I have kind of a multi part question so bear with me. So first, how much does branded pharma spend on samples and couponing programs in total now roughly speaking?

And second, how much of that spending do you think is going to migrate eventually to electronic channels, and finally what inning do you think we’re in, in that migration process right now?

David Harrell - Chairman and Chief Executive Officer

Yes, thank you Brian for the question. Well, the last data I had which is probably a year plus old is pharma has spent on an average about $4 billion in samples, so that’s – it’s a huge market opportunity there. Unfortunately many patients that want to make sure they tolerate the brand is really going away based on the fact that again that’s primarily driven by drug reps and their access has been so poor, and it’s health systems are acquiring new practices they immediately eliminate the allowability of samples.

So I would put that as about north of $4 billion is what the last data we had that’s quickly going away, was significantly higher in the past and eventually will be basically rendered to in most cases, very few practices and most likely online ordering which they find very cumbersome

In terms of the replacement towards automated vouchers which would serve instead 7 or 30 day supply through platforms like OptimizeRx, that market’s huge in effect significantly bigger and especially if you add the co-pay coupons.

In 2010 there was over a 100 million coupons, co-pay and vouchers preprinted vouchers that were distributed by sales reps. We see that migration based on the fact that 60% of the doctors no longer see drug reps happening in channels particularly electronic channels like us. So the market is absolutely huge. There is two elements that I would state again. Over a 100 million coupons is one element and number two, there is over 2 billion electronic prescriptions that will take place in the next few years and about 20% are for excuse me next year – and about 20% of those are for branded drugs. So you can see the size of our market, it’s north of 400 million transactions.

So clearly where do I see us, which is I think the key question that everybody is focusing on. I would see us at the top of the first inning if you will. I mean at the end of the day we had to build the ballpark, we had to give them out bats and their uniforms and in essence we finally got people now playing in our arena if you will. We have many of our platforms I mentioned Allscripts is all in our pharmaceutical partners, some have dipped their toe in the water, but clearly they all know that they have to get there and that they have to get there soon.

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So I think that initially we are past phase I and moving to Phase II of not even calling this innovation but marketing one on one and key tactics we can exclusively deliver such as eCoupon as well as messaging is certainly going to come - the challenge always is going through medical legal reviews and getting the MSAs in place, but the good news is in most cases we have our first successes in contractually and getting through any barriers.

Now it’s a matter of moving towards enterprise wide agreements which we have clearly done on some significant accounts but we are in process with others. So, in essence based on the fact that they don’t have access to the doctors and the fact that doctors are asking for support to be implemented into their electronic workflow, we think we are uniquely positioned because A, we’ve have proven success in doing it. B, we have the largest network and C, we are going to continue to grow both in terms of our scale and in term of our offerings.

Brian Murphy - Merriman Capital

I appreciate all the color there. And I’ll sneak in one more before I hop back in the queue. You talked about the exclusive agreement with Allscripts. My understanding is I think they are like the third largest EHR vendor behind Epic and eClinicalWorks and, correct me if I’m wrong, but my understanding is that Epic and eClinicalWorks don’t really offer the eCouponing functionality. So I mean is it fair to say that you now have an exclusive agreement with the largest EHR vendor that offers this kind of functionality.

David Harrell - Chairman and Chief Executive Officer

Absolutely. This is a huge game changer for the industry and in essence we now have again as mentioned not only Allscripts but 200 other EHRs that are exclusively working with us. So in essence Allscripts is actually almost 2A and 2B they are pretty much tied with eClinicalWorks. But we are engaging discussions with both Epic as well as eClinicalWorks and Epic is a challenge because they don’t do anything centrally but in fact we have our first commitments from one of their major health systems to actually implement us, it’s just a matter of timing right now to prioritize it. So, once we crack the first health system we can replicate that very quickly. In fact, we have some of our partners like Lilly and Pfizer actually going out to some of the largest institutions and we now have about 8 health systems engaged that are requesting Epic to implement us.

Unfortunately we’re not in control of the timing. There is huge meaningful use government compliance issues but again I think we’re going to crack that code as well. The good news is we’re promoting in the top 3 out of 5 EHRs as we said today. It’s just a matter again of getting more and more brands that are being prescribed and in essence continuing to grow our network and not only the top two EHRs but certainly some others that we have in play as well as other platform opportunities too.

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Brian Murphy - Merriman Capital

Okay. I’ll jump back in the queue. Thank you.

David Harrell - Chairman and Chief Executive Officer

Thank you.

Operator

The next question comes from the line of Joe Delahousse

Joe Delahousse

Yes, hi, thanks for taking my call. I was hoping you could elaborate or maybe explain to me, further clarify the agreement, the recent agreement with Allscripts and their Touchworks platform, how is that I guess different than how we’ve been working with Allscripts for the past few years and trying to get them from an opt-in to an opt-out and then the continued delays with that. And then finally I guess getting that hammered out and or were we in some smaller platforms before, now this opens up to their larger EHR platforms that they serve, I guess, can you help, give me some color?

Dave Harrell- Chief Executive Officer

Yes. Good question. And we have been - we innovated where they were one our first platforms and Allscripts has basically three key platforms. The first one is the stand alone e-prescribing platform that we initiated. The second was their PRO which is for smaller practices that may have anywhere from 3 to 15 doctors, and TouchWorks which we've been working with them has finally agreed to implement our eCoupon solution. And they make up over half of the prescribing physicians.

Now the good news is Allscripts not only do they make up half the prescribing, they prescribe on an average of 3 to 4 times more electronically than any of other platforms. So this will be a major, major driver of our revenue and profits moving forward.

Joe Delahousse

I see. Okay. That is good to hear. And I assume, I think I had read somewhere that that was already going to be on a I guess, is automatically opted in and then I mean, that part, that hurdle is being cleared already and we won't go down that same road…?

Dave Harrell - Chief Executive Officer

Yes. Exactly. They were the only platform that had an opt out and clearly by the value that we've been able to bring to physicians they have been implementing that. And I think we're about 60% there, but there is still significant more versions within PRO that we're actively working on. So I think that still remains a growth opportunity.

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But Allscripts I mean, they’re clearly a bellwether platform. And we've got nothing but excitement from pharma where they are clearly saying, guys, you are doing what we want you to do, you are growing, you are getting us into these large health systems where we have the biggest restrictions and we'll help you, we'll help with that, it will help you with others.

And so I think together, our success is many times working with larger organizations to synergize and bring solutions together. Just as an example I was invited in to Detroit Medical Center, which was nice, because I didn’t have to take a plane, as well as we had a major conference call with a University Health system and they are actually with Cerner which is another big platform too.

So many times if a big health system wants us, which they clearly recognize because they can't stay in samples they don’t want reps dropping off, pre-printed coupons that sit in drawers and collect dust. Again, these are big, big opportunities.

Now I mentioned to you, we actually have so many opportunities that we're looking to increase our support and business development, even on the EHR side. So we aim to do that by getting one or two key executives to be able to take lead and close these and get them implemented as quickly as possible.

Joe Delahousse

Yes. I think I saw that mention in the Q there. Or maybe I missed the first couple of minutes of your call today. But maybe you mentioned that as well. But, okay. So just to clarify, just sort of I am sure what you're saying for the TouchWorks is it 100% is that automatically opted in…

Dave Harrell - Chief Financial Officer

Yes. It would be – they contractually obligated the service and opt in.

Joe Delahousse

Okay. On PRO you are roughly 60%

Dave Harrell - Chief Executive Officer

We've backed opt out, excuse me, is an opt out. So they have to opt out, not opt in.

Joe Delahousse

Yes, right. And on the PRO platform you are about 60%, I guess installed and other 40%, okay. So you have something on there. And then the smaller platform that e-prescription platform, I think you said it was, is that fully…

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Dave Harrell - Chief Executive Officer

That’s fully integrated, but its migrating over to the other platforms. I'll give you an example of the opportunity we have. They have roughly 80,000 prescriber's and if we can get each doctor to distribute two coupons at $5 a distribution, you can see per week how money that is.

So there is huge, huge opportunity. It’s just a matter of getting more brands once we integrate into these programs. And these type of clients, again, really give us leverage for pharma. Some of the pharma really are excited and they know they want to get in. But this is a real call to action as we get, or other platforms like this Allscripts, TouchWorks.

Joe Delahousse

And I guess, I piggybacking on the last question of the previously caller. You continue to make headway with pharma, with your network, new initiatives. I guess how far out do we have look to before see some quarterly performances that are let's say up 30% or 40% or 50% year-over-year in revenue instead of, I would say 15% to 20%, are we enclosed to that cash?

Dave Harrell - Chief Executive Officer

Well, pardon me, so you have to look just - you should very soon see that. I mean, I think with that network with our new brands, I mean, we feel that as we've always said, second quarter we'll begin acceleration.

We'll continue in 2016. It’s just a matter of getting these platforms up, and getting these brands that we have pending, finalize so that we can launch them and then the third is to get to these new pipelines.

I mean, we have a pipeline right now over $5 million sitting in there in there new brands. And so again, it’s a matter of closing those and getting them up and running too.

Joe Delahousse

Okay. I've some other questions. I'll hop back in the queue. Thank you.

Dave Harrell - Chief Executive Officer

Sure.

Operator

The next question comes from Graham Jervis

Graham Jervis

Hello, Doug and Dave.

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Dave Harrell - Chief Executive Officer

Good afternoon.

Graham Jervis

Okay. I am thinking here that is OptimizeRx only working within the US or is that Allscripts and so, you think expands over into Canada and maybe it is in Europe that - I feel that okay, if the – if you can do this in the US and dominate it, why can’t you maybe move more over into Canada.

Because I am sure obviously an issues is US are having on and maybe Europe is having too many issues. So I am wondering or possible should I think what are dominant of OptimizeRx in terms of applying the strategy in Canada with maybe EHR if they have any, do I may now the details of it, and possibly Europe, and where else that we can maybe capture?

Dave Harrell - Chief Executive Officer

Go ahead, I am sorry.

Graham Jervis

I am finished.

Dave Harrell - Chief Executive Officer

So in essence of the markets, the key thing on the e-coupons is there has to be significant out of pocket cost. And some of the - I don’t know enough to be an expert on the Canadian market.

But I know that it’s certainly more socialized medicine, although you do have probably some out of pocket cost, it’s certainly not as to my knowledge is meaningful as the increased co-pay's that are happening in the US, that are north of $40 and $50 a script.

However, that may change in B, really walk what we've built is an on-demand, rule based content delivery system. So although e-coupons is our primary focus, we can deliver any content within any electronic work flow.

So the reality is I am sure your doctors if they are migrating into electronic health records or digital platforms, would find it to be very valuable that when they are ready to prescribe a certain drug they want information on possibly cost savings, as well as product information and real time, as well as maybe even the clip to access a drug rep or certainly patient education.

The reality is we just have too much on our plate right now. But I do think those opportunities certainly can exist. We just need to put some resources to analyze that market. And that clearly medication is continuing to be a huge cost throughout the world.

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But the biggest issue, I am sure in Canada, as well as Europe is really inherence. And inherence is coming from two things, lack of affordability and or lack of understanding of the importance of staying on their meds. We potentially get addressable those needs.

So again, I think, in essence this could be certainly much bigger than the US market. But the US market, just to give you an example, the pharmaceutical market in the US is $380 billion, I am going to estimate that I believe that the Canadian market is less than one tenth of that.

That certainly doesn’t mean that there is not significant opportunities for company in our growth stage. So in fact, if you have any further thoughts on that I look forward to talking with you.

Graham Jervis

All right. Thank you.

Dave Harrell - Chief Executive Officer

Sure.

Operator

[Operator Instructions] The next question is from Randy Rageth, who is Private Investor, excuse me.

Randy Rageth

Yes. Hi, Dave. So just a two part question. So how many drugs does the company currently represent in terms of SampleMD?

Dave Harrell - Chief Executive Officer

Well, I don’t actually have the exact number right now. I think it’s roughly around 70, would you say. And let's talk about that. I mean, at the end of the day not every drug is equal. I mean, we want the high prescribed drugs. So - but there are 500 drugs with copay coupons.

So you can see I mean, we have a huge, huge growth opportunity just on that side of the ledger if you will.

Randy Rageth

And so in terms of thinking about a pipeline, how many of those 500 drugs will you say we've got 70, so of the 430 that are left how many would we consider kind of high value opportunities?

Dave Harrell - Chief Executive Officer

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Yes. That’s great. And I've actually - Terry Hamilton unfortunately is our –well, is fortunately our Senior Vice President of Sales. But actually I asked him to attend, but like all shareholders we're probably happy he is talking to Amgen right now.

But clearly we need to go where the volume is right now. And that being said, it’s really interesting when you look at these top EHR or what we've learned from somebody like a HealthTronics is, which is just urologists, you can get 10 brands in there and drive easily $1 million. There is huge, huge specialty markets out there we need to focus on.

Oncology, Ophthalmology, Rheumatology where we can make significant amounts of money. Now the specialty market though, although it’s not a huge volume, we don’t think our pricing has stayed together.

I mean, clearly right now our $5 per distribution model for a drug that might be a $100 to $150 seems to be appropriate, whereas specialty market drugs that are upwards of $1000 to $5000 certainly are looking our same types of solutions, but we clearly need to align our pricing to reflect the efforts, even if they don’t have the significantly volume.

We're actually right now we just hired a gentlemen that is going to be joining our sales force or he has joined our sales force, that comes from specialty side, it’s called diplomat, pharmacy and we see some significant opportunities there.

But clearly our sales force, which again is two experts in the field that certainly have a lot of strategic thoughts are clearly focusing first and foremost on the type of volume that’s running to our system to get them first.

Randy Rageth

That’s good. So then the second question I had was on the revenue. So for second quarter $1.7 million with $157,000 loss. So is it kind of fair to say that about $2 million a quarter is kind of breakeven number that kind of takes care of everything or should turn the…

Dave Harrell - Chief Executive Officer

Doug take that real quick…

Doug Baker - Chief Financial Officer

I'd say breakeven was a – it would be little lower than that. Second quarter there was a couple of things, there was little some stock compensation and stuff like that. If you take non-cash actually we had 250,000 of operating income during the second quarter, so.

Randy Rageth

But for instance, with this Allscripts thing and so forth, here we are half way through the year in terms of at least reporting, you see kind of that profitability coming out this year?

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Doug Baker - Chief Financial Officer

Yes. It’s all a function of mix and volume, but we definitely expect to have profitability quarters at this year.

Randy Rageth

That’s great. Very good. Thanks, Dave and Doug. I appreciate that…

Dave Harrell - Chief Executive Officer

Yes. And I would just like to piggyback again, what any are we in; again, we're just approaching the second inning too. So we can already generate cash again. Clearly we need to continue to scale and scale more dramatically, but it gives you sense though even at this level for us to generate cash again. It’s kind of a unique certainly fast business model that just needs to be fed if you will.

The technology is already there. We just see more brands and then full utilization within our existing networking again, further engagement to close these other key EHRs. And we also see again opportunities in the patients follow on pharmacy networks that again are happening and engaging. So we run a pretty tight shift here, but we are willing to invest in the right tools to escalate growth.

Randy Rageth

Very good. Thanks very much.

Dave Harrell - Chief Executive Officer

Sure. Thank you for your questions.

Operator

And the final question is a follow up from Joe Delahousse

Joe Delahousse

Yes. Hi. Following up again on the previous caller’s question. You just said that you're willing to spend on growth. Could you remind me what's your headcount, maybe was at the end of last year versus what it is now and what you expected to be at the end of this year?

Dave Harrell - Chief Executive Officer

Yes. I mean, it’s very lean. I mean, we probably have – or right now we have about 14 full time employees and then we have some outsource groups there. The beauty of us is we feel that we want to hire a top notch additional executive at the pharmaceutical side, as well as another one in the West Coast.

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And then we want to hire an expert on the EHRs side that can help close some business, along with assisting Dave Luster in operations. So those are three key hires that we want immediately do.

And then beyond that we see just some additional headcount support team engage, the pharma guys from an account management level. The beauty of our business is again, the platform is been built. We completed sample 2.0 which basically allows us to scale 20 fold right now but even instantly really is adding additional service.

So it’s just matter of acquiring more brands and acquiring more EHRs that know they are looking for additional opportunities to pharma that will drop their bottom line. Because they are suffering and then the value that it brings to their doctors, who are saying hey, we don’t have time to come out and search for any support, yet our patients are demanding that they get us - they get more help to afford their medicine and understand the importance of taking it.

So again, I see it right now adding three additional key headcount quite quickly just a matter of getting the right team and I think that will pay significant dividends and then it’s a matter of filling from an operation point. Just to support the account facing operation side.

Joe Delahousse

I see. Okay. And I was looking Q, the six month results, this year versus last year. I see your cash operating expenses were down quite significantly, almost 350,000 or were there any one time items in 2014 that maybe skewing that to show 2015 a more favorable provider, or is this just really good, efficient, internal operating or expense management on you guys…

Dave Harrell - Chief Executive Officer

Yes. I mean, we did do a settlement with LDM for 400,000. So we're running about the same.

Joe Delahousse

Okay. Okay. All right. And that brings me to my last question. I saw you guys refilled the case against PDR and LDM in July, any idea when, I guess how the litigation channel is going to wind on that and when we might come to a resolution with that?

Dave Harrell - Chief Executive Officer

I mean, we're very open to getting any resolution, but the reality is we signed an agreement to give them to in turn for our commitments they were to give us access to their network, which is costing us a lot of loss revenue and we certainly aim to rectify that, as well as promote some of their programs through our network.

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So there should have been significant driver to our revenue and we expect it to be in future based on the commitments that we both agreed on. So litigation is still taking place. We're still - we're always open to exploring the best ways to rectify that. But the reality is agreements have joint commitments and certainly launching for so that we're committed to.

Joe Delahousse

Sure. Assuming there is no joint settlement, I mean, post-settlement [ph] first, would you anticipate by the end of the year if and has to go through full litigation that would be result somehow somewhat?

Dave Harrell - Chief Executive Officer

I can't really put a timeframe on that in today is legal arena. But Doug, I don’t know if you have any color on that either, but really can’t comment at that at this point.

Doug Baker - Chief Financial Officer

No.

Joe Delahousse

Got you. Okay. Well, thanks for taking the questions. And good luck going forward.

Dave Harrell - Chief Executive Officer

Thank you.

Operator

Pardon me. The final question is from Brian Murphy with Merriman Capital.

Brian Murphy - Merriman Capital

Hi, thanks. I just wanted to follow up on a prior question. Dave, when you were talking about the sort of system wide potential at Allscripts, I think you were talking about now you are going to be reaching 80,000 prescribers and if you assume at some point that they are doing two prescriptions, electronic prescriptions a week it’s something $5 per distribution. That’s per week, is that right?

Dave Harrell - Chief Executive Officer

Yeah I mean that shows the opportunity when you do some basic math.

Brian Murphy - Merriman Capital

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Yeah, I mean I’m getting an annual revenue potential there north of $40 million and that’s from Allscripts alone.

Dave Harrell - Chief Executive Officer

Right. And so we brought that factor at the top person at Allscripts which helped us. So again, that gives you a sense that reality is again, we clearly need to understand what’s being prescribed identify that to our pharmaceutical brand and show them that if you participate in this two things are going to happen. Number one, actually three things, you’re going to listen here doctors who are telling you this is important to me. Secondly, they are more likely going to prescribe your drug versus say in other brand. And third, if they redeem the coupon they are going to keep on it longer. The essence of what we’ve been able to prove to farmers we can deliver an ROI anywhere from 3 to 1 to 12 to 1 by working with us.

Again, very slow moving industry but we are coming to new tables and are really demonstrating our expertise in this phase, but again Allscripts alone is a huge opportunity if we can move from the top of the first into the [Indiscernible].

Brian Murphy - Merriman Capital

Thank you.

Dave Harrell - Chief Executive Officer

And thank you guys for all your support and again, anybody that wants to reach out please do so. And again, we are very excited about the business, we are committed to opportunities to escalate it, I think some key partnerships that are in play can really help that as well and again appreciate everybody taking time today.

Operator

Thank you. This does conclude today’s conference. You may now disconnect your lines.

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